EXHIBIT 23.2

                       CONSENT OF INDEPENDENT ACCOUNTANTS

     We consent to the use in this Post-Effective Amendment No. 2 to the Registration Statement on Form SB-2 of our report dated March 2, 2000 (March 30, 2000 with respect to the last paragraph of Note 7) relating to the consolidated balance sheet of International Smart Sourcing, Inc. and subsidiaries as of December 31, 1999 and the related consolidated statements of operations, stockholder's equity and cash flows for the years ended December 31, 1999 and December 26, 1998. We also consent to the reference to our firm under the caption "Experts" in accompanying Propectus.

                     /s/ Feldman Sherb Horowitz & Co., P.C.
                     --------------------------------------
                         Feldman Sherb Horowitz & Co., P.C.
                         Certified Public Accountants

New York, New York
May 2, 2000